Exhibit 4.5

EXECUTION COPY

MASTER SETTLEMENT AND MUTUAL RELEASE AGREEMENT

among

PETRÓLEO BRASILEIRO S.A.

PETROBRAS ENERGÍA S.A.,

PETROBRAS HISPANO ARGENTINA S.A.,

ENRON CORP.,

ENRON ARGENTINA CIESA HOLDING S.A.,

ENRON PIPELINE COMPANY ARGENTINA S.A.,

and

PONDEROSA ASSETS, L.P.

Dated as of April 16, 2004

i

TABLE OF CONTENTS
(continued)

ii

MASTER SETTLEMENT AND MUTUAL RELEASE AGREEMENT

     This MASTER SETTLEMENT AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated as of April 16, 2004, is entered into among Petrobras Energía S.A., an Argentine sociedad anónima (“PESA”) formerly known as Compañía Naviera Perez Companc S.A.C.F.I.M.F.A. (“Perez Companc”), Petrobras Hispano Argentina S.A., a Spanish sociedad anónima (“Petrobras Hispano”), Enron Argentina CIESA Holding S.A., an Argentine sociedad anónima (“EACH”), Enron Pipeline Company Argentina S.A., an Argentine sociedad anónima (“EPCA”), and Ponderosa Assets, L.P., a Delaware limited partnership and indirect subsidiary of Enron (“Ponderosa”). For purposes hereof, “Parties” shall mean PESA, Petrobras Hispano, EPCA, EACH and Ponderosa collectively, and “Party” shall mean each of such Parties individually. In addition, (i) Enron Corp., an Oregon corporation (“Enron”), shall be a “Party” solely for the limited purposes of Sections 1.1, 1.4(c), 1.4(e), 2.1(f), Article 3, 4.2, 4.3, 4.7, 4.8, 4.10, 4.11 and Article 5 and for the purposes of accepting any right or benefit contained elsewhere under this Agreement and (ii) Petróleo Brasileiro S.A. (PETROBRAS), a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Petrobras”), shall be a “Party” solely for the limited purposes of Sections 1.1, 1.4(i), 2.1(f), Article 3, Sections 4.3, 4.8, 4.11, 4.13 and Article 5 and for the purposes of accepting any right or benefit contained elsewhere under this Agreement.

     Capitalized terms used in this Agreement are defined in Appendix A for the convenience of the reader and in order to eliminate the need for cross-reference. Appendix A is incorporated herein by reference.

R E C I T A L S :

     A. Each of Petrobras, the Petrobras Parties, Enron, EACH, EPCA and Ponderosa own, directly or indirectly, collectively 100% of the capital stock of Compañía de Inversiones de Energía S.A., an Argentine sociedad anónima (“CIESA”).

     B. CIESA owns (i) 405,192,594 ordinary A shares (the “TGS A Shares”) of Transportadora de Gas del Sur S.A., an Argentine sociedad anónima that engages in the business of transporting natural gas throughout Argentina, processing natural gas and marketing liquid petroleum gases (“TGS”), which shares constitute 100% of the issued and outstanding TGS A Shares and 51% of the total issued and outstanding capital stock of TGS and (ii) 34,133,200 ordinary B shares of TGS (the “TGS B Shares”), which shares constitute 4.3% of the total issued and outstanding capital stock of TGS.

     C. At the time that Enron, through EPCA, and Perez Companc obtained their indirect ownership interest in TGS through their ownership of CIESA, they and certain of their Affiliates entered into several agreements, undertakings, covenants and other obligations relating to the acquisition of such ownership and the operation of TGS’s business, including, without limitation, (i) the Owners Agreement, dated as of November 13, 1992, by and among EPCA, Citicorp Equity Investments S.A. and Perez Companc (as amended, supplemented or modified from time to time, the “Owners Agreement”), (ii)

the Shareholders Agreement, dated as of November 13, 1992, by and among EPCA, Citicorp Equity Investments S.A. and Perez Companc (as amended, supplemented or modified from time to time, the “Shareholders Agreement”), (iii) the Technical Assistance Agreement, dated as of November 13, 1992, by and between TGS and EPCA (as amended, supplemented or modified from time to time, the “Technical Assistance Agreement”), (iv) the Guaranty, dated as of November 13, 1992 (the “Guaranty”), made by Transwestern Pipeline Company, a Delaware corporation (“Transwestern”), in favor of the other Owners (as defined under the Owners Agreement) guaranteeing the performance of the obligations of EPCA under the Owners Agreement, the Shareholders Agreement and (v) the Bid Agreement, dated as of November 13, 1992, by and among EPCA, Citicorp Equity Investments S.A. and Perez Companc (the “Bid Agreement”). The Parties acknowledge that the Bid Agreement has expired pursuant to its terms prior to the date hereof and is of no further force or effect.

     D. At the time of the transaction pursuant to which the ownership interests in TGS were acquired pursuant to the bidding terms for the privatization of Gas del Estado (the “Pliego”), Transwestern was considered a member of the “Enron Economic Group” (Conjunto Económico de Enron) that bid for such acquisition and the License and Enron was the “Controlling Company” for purposes of such “Enron Economic Group”.

     E. Each of the Parties hereby acknowledges that it is familiar with the business, operations and management of each of TGS and CIESA.

     F. On December 2, 2001, Enron filed a voluntary petition of relief under chapter 11 of Title 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et. seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 01-16034 (AJG), and is currently operating as a debtor-in-possession. EACH, EPCA and Ponderosa have not filed such petitions and are not currently debtors in any proceedings.

     G. On October 17, 2002, Petrobras Participacoes S.A. acquired certain ownership interests of Petrobras Energía Participaciones S.A., the controlling entity of PESA which directly and indirectly holds interests in CIESA and TGS, pursuant to a stock purchase agreement dated as of such date, by and among Petrobras, Fundación Perez Companc and certain members of the Perez Companc family, among others. On May 13, 2003, the Comisión Nacional de Defensa de la Competencia, the Argentine governmental agency which regulates competition (the “CNDC”), approved such acquisition.

     H. In January 2002, the Argentine government enacted legislation that adversely and significantly impacted TGS’s financial condition and, consequently, CIESA’s investment in TGS. As a result, TGS and CIESA have each undertaken a financial restructuring which may include, among other alternatives, a renegotiation of their respective obligations with third party lenders.

     I. In November 2001, in connection with the events and circumstances relating to Enron’s filing of its bankruptcy case, Citicorp North America, Inc. (“CNAI”), as agent for a group of banks under a loan that provided financing for an affiliate of Enron, delivered a notice to Enron asserting that it had appointed Citibank, N.A. as a “portfolio manager” with respect to certain assets of Affiliates of Enron, including Ponderosa’s indirect ownership interests in CIESA and TGS, and that such portfolio manager has certain rights with respect to the disposition of such assets. Enron disputes the validity, effectiveness and scope of CNAI’s asserted appointment. Enron and CNAI are currently in negotiations to resolve this dispute and determine the methodology under which Enron, with or without CNAI’s participation, shall manage and dispose of the assets of Ponderosa, including the indirect ownership interests in CIESA and TGS.

     J. In February 2004, the bankruptcy of CIESA was requested before a Commercial Court located in the city of Buenos Aires, by a party who claimed to hold bonds issued by CIESA for a principal amount of US$10,300,000.

     K. The Parties have engaged in extensive, arm’s length and good faith negotiations and discussions concerning the subject matter of this Agreement.

     L. The Parties now desire to enter into an agreement to compromise and settle the matters that are the subject of this Agreement in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt, fairness and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

TRANSACTIONS

     1.1 Releases. Subject to and upon the entry of the Final Order, the following obligations, covenants and agreements shall be simultaneously effected:

     (a) Petrobras Release. Each of Petrobras and the Petrobras Parties, for itself and its successors and assigns, agrees to, and shall cause each of its Affiliates to, irrevocably waive, release and forever discharge each of Enron, Transwestern, the Enron Parties and each of their respective Related Parties from any and all Claims under or arising from or in connection with the Owners Agreement, the Bid Agreement and the Shareholders Agreement and each of the agreements, covenants and other undertakings made in respect thereof (including the Guaranty, the Pliego, the ENARGAS Letters, the Letter Agreements and the Technical Assistance Agreement) to which Petrobras or any of the Petrobras Parties or any of their respective Affiliates is a party or beneficiary. The irrevocable release, waiver and discharge set forth in this subsection shall, without limitation, extend to Enron, Transwestern, the Enron Parties and each of their respective Related Parties with respect to any and all Claims arising under, relating to or in connection with:

     (i) their participation in, withdrawal from, or the termination of their participation in, the “Enron Economic Group” (Conjunto Económico de Enron) under the Pliego, the ENARGAS Letters and each of the agreements, covenants and other undertakings they respectively made in respect of such participation, withdrawal or termination;

     (ii) any purported “Change of Control” as set forth and defined in the Shareholders Agreement, the Pliego, the Owners Agreement, the Technical Assistance Agreement, the Guaranty, the ENARGAS Letters and the Letter Agreements, as applicable (whether such “Change of Control” is purported to have occurred prior to, simultaneously with or subsequent to the execution of this Agreement), arising in connection with or resulting from Enron’s filing under chapter 11 of the Bankruptcy Code and the transactions contemplated by the Enron Plan;

     (iii) the direct or indirect transfer, sale, distribution, conveyance or any other act that results in a reduction in stock participation by Enron or any of its Affiliates of shares of, or any instrument or certificate representing an interest in, capital stock of Transwestern, Ponderosa, EPCA or EACH, in each case in connection with the Enron Plan, to the extent such Claims in any manner relate to, arise out of or in connection with the Enron Parties’ and their respective Affiliates’ direct or indirect investment or participation in TGS and/or CIESA;

     (iv) the resolution of the dispute described in paragraph (I) of the recitals of this Agreement, which resolution may address, among other things, both the management and disposition of the assets held by Ponderosa, to the extent such Claims in any manner relate to, arise out of or in connection with the Enron Parties’ and their respective Affiliates’ direct or indirect investment or participation in TGS and/or CIESA; and

     (v) any actions taken by ENARGAS, including the termination of the License, relating to, in connection with or as a result of (A) any actions described in clauses (i) through (iv) above and/or (B) any actions taken by Enron or the Enron Parties pursuant to and in accordance with this Agreement.

Upon execution of this Agreement, each of Petrobras and the Petrobras Parties shall deliver to Transwestern the fully executed Transwestern Release. The Parties acknowledge and agree that the Transwestern Release shall not be effective until entry of the Final Order. The Parties further acknowledge and agree that in the event of a conflict between the provisions of this Agreement and the provisions of the Transwestern Release, the provisions which provide

Transwestern and the Transwestern Parties the broadest and most beneficial release of Claims, as determined by Enron in its sole discretion, shall govern.

     (b) Enron Release. Each of Enron and the Enron Parties, for itself, its successors and assigns, agrees to, and shall cause each of its Affiliates to, irrevocably waive, release and forever discharge Petrobras and the Petrobras Parties and each of their respective Related Parties from any and all Claims under or arising from or in connection with the Owners Agreement, the Bid Agreement, the Shareholders Agreement and each of the agreements, covenants and other undertakings made in respect thereof (including the Guaranty, the Pliego, the ENARGAS Letters, the Letter Agreements and the Technical Assistance Agreement) to which Enron or any of the Enron Parties or any of their Affiliates is a party or beneficiary, including any and all Claims under or arising from or in connection with any purported “Change of Control” (as set forth and defined in the Shareholders Agreement) arising in connection with (a) the transactions described in recital (G) to this Agreement or (b) any actions taken by ENARGAS, including the termination of the License, relating to, in connection with or as a result of any actions taken by the Petrobras Parties pursuant to and in accordance with this Agreement.

     (c) General Waiver. The consequences of the waivers, releases and discharges provided in clauses (a) and (b) of this Section 1.1 have been explained by each of the Parties’ respective legal, tax and financial advisors. The Parties acknowledge that neither Petrobras nor Enron are parties to the Operative Agreements, and do not have any express contractual rights under such agreements to enforce the provisions thereof against the other parties thereto. Nevertheless, Enron and Petrobras have agreed to provide each other the waivers, releases and discharges provided for in clauses (a) and (b) of this Section 1.1, and each of Petrobras and Enron agrees to be bound by the terms thereof. Each Party further acknowledges that it may hereafter discover facts different from, or in addition to, those that it now knows or believes to be true with respect to any Claims, and agrees that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts, except to the extent that the discovery of such facts was delayed or hindered by dolo (as defined under Argentine law) by a Party. To the extent that Applicable Law would not otherwise recognize the provisions of clauses (a) and (b) of this Section 1.1 as constituting an irrevocable, full and final waiver, release and discharge applying to all unknown and unanticipated Claims, as well as those now known or disclosed, the Parties hereby expressly and irrevocably waive all rights and benefits which any Party may have now or in the future under any such Applicable Law.

     1.2 Amendment to Owners Agreement. Subject to entry of the Final Order, EPCA, PESA and their applicable Affiliates shall execute an amendment to the Owners Agreement providing that PESA shall replace EPCA as the entity that nominates the General Manager of TGS under Article 4.3 of the Owners Agreement. Such amendment to the Owners Agreement shall be executed simultaneously with the execution of this Agreement and shall be effective simultaneously with the effectiveness of the releases set forth in Section 1.1. If PESA exercises its right to appoint the General Manager of TGS as described in this Section 1.2, the new General Manager of TGS shall be available for all meetings necessary to effect the Transactions and shall commit to respond to all reasonable information requests by Enron and/or Ponderosa to the extent necessary (in Enron’s sole discretion) to effect the consummation of the Transactions, to Enron’s and/or Ponderosa’s satisfaction, as soon as practicable but in no case later than five (5) Business Days following such request, to the extent Enron and/or Ponderosa, as applicable, has a direct or indirect interest or participation in TGS.

     1.3 First Swap Closing Date Transactions. On the First Swap Closing Date, the following obligations, covenants and agreements shall be simultaneously effected:

     (a) The Trust shall be formed consistent with Section 4.6.

     (b) EACH and EPCA collectively shall transfer and convey to the Trust or, if the Trust is not formed, such alternative entity or entities designated by PESA, free and clear of any and all Liens (i) 66,008,813.5 CIESA A Shares, which shares constitute one hundred percent (100%) of the CIESA A Shares and represent approximately 25.5% of the total issued and outstanding capital stock of CIESA, and (ii) 37,534,424.5 CIESA B Shares, which shares represent approximately 14.5% of the total issued and outstanding capital stock of CIESA, provided, however, that such entity is permitted under Argentine law to receive the CIESA Shares and is capable of consummating the Transactions.

     (c) The Petrobras Parties collectively shall transfer and convey to EPCA, or such Affiliate thereof as it shall designate, 58,410,452 Petrobras B Shares free and clear of any and all Liens, which shares represent approximately 7.35% of the total issued and outstanding capital stock of TGS.

     (d) The Shareholders Agreement and Owners Agreement (including all amendments thereto) shall be terminated and the New Shareholders Agreement, on terms mutually agreeable to the parties thereto, shall be executed and delivered to the parties thereto, including the trustee for the Trust. In addition to the principles for the New Shareholders Agreement set forth on Appendix C, the New Shareholders Agreement shall provide, among other things:

     (i) preemptive and tag along rights (except with respect to the Transactions) for each of the shareholders of CIESA;

     (ii) that, only in the event that Ponderosa, directly or indirectly, does not have sufficient shareholdings in TGS to elect at least one director of TGS, Ponderosa shall have the right to have appointed through CIESA one director of TGS so long as Ponderosa maintains, directly or indirectly, a 10% or greater ownership interest in CIESA; provided, however, that this right (A) shall be non-transferable, except for a transfer to (x) any Affiliate of Enron and (y) any Person that is a party to a resolution of the dispute described in paragraph (I) of the recitals of this Agreement (excluding a sale, merger or transfer, either directly or indirectly, to an entity not party to such resolution), and (B) shall terminate on the Second Swap Closing Date;

     (iii) that Ponderosa’s direct or indirect ownership interest and voting interest in CIESA shall not be diluted below 10% of the outstanding capital stock of CIESA in any respect without the prior written consent of Ponderosa, such consent not to be unreasonably withheld; provided, however, that this right (A) shall be non-transferable, except for a transfer to (x) any Affiliate of Enron and (y) any Person that is a party to a resolution of the dispute described in paragraph (I) of the recitals of this Agreement (excluding a sale, merger or transfer, either directly or indirectly, to an entity not party to such resolution), and (B) shall terminate on the Second Swap Closing Date; and

     (iv) that PESA shall be the entity that nominates the General Manager of TGS consistent with the same rights granted to PESA pursuant to the Amendment to the Owners Agreement contemplated by Section 1.2 of this Agreement.

     1.4 Conditions to First Swap Closing Date Transactions. The respective obligations of the Parties to consummate the transactions set forth in Section 1.3 are subject to the fulfillment, on or prior to the First Swap Closing Date, of each of the following conditions:

     (a) No Order issued by any court of competent jurisdiction or regulatory authority having valid enforcement authority preventing the consummation of the transactions contemplated under Section 1.3 shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.

     (b) The Final Order shall have been entered by the Bankruptcy Court.

     (c) The ENARGAS Release shall have been obtained. The Parties acknowledge and agree that the condition set forth in this Section 1.4(c) may be waived only with the consent of each of PESA, Ponderosa and Enron, such consent not to be unreasonably withheld; provided, however, such consent will not be deemed unreasonably withheld by any Party if any of the other Parties has not exhausted all its respective best efforts to obtain the ENARGAS Release in accordance with Section 4.3 hereof.

     (d) Any and all Required Consents for the transactions contemplated under Section 1.3 shall have been obtained.

     (e) The Technical Assistance Agreement shall have been terminated, assigned or transferred to PESA or a third party designated by PESA, in either case, upon, and in accordance with, the prior approval of ENARGAS; provided, that any such termination, assignment or transfer of the Technical Assistance Agreement shall provide for a full and irrevocable waiver, release and discharge of Transwestern and the Transwestern Parties from any and all Claims arising from, relating to or in connection with the Technical Assistance Agreement and the termination, assignment or transfer thereof, such release to be in form and substance satisfactory to Enron in its sole discretion. The Parties agree to use best efforts to cause TGS to effect such release.

     (f) The transactions described in Sections 1.1 and 1.2 hereof shall have been consummated.

     (g) With respect to the obligations of the Petrobras Parties to consummate the transactions set forth in Section 1.3:

     (i) all of the representations and warranties of the Enron Parties contained herein shall be true and correct in all material respects on and as of the First Swap Closing Date, except those representations and warranties of the Enron Parties that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date;

     (ii) each of the Enron Parties shall have performed and complied with their respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the First Swap Closing Date, in all material respects; and

     (iii) EPCA and EACH, respectively, shall deliver, or cause to be delivered, share certificates, duly endorsed or accompanied by transfer powers (including, without limitation, the notice required pursuant to Section 215 of Argentine law 19,550 with signatures of authorized officers, duly notarized and certified as to their authenticity and powers of signatories), with respect to the CIESA Shares to be transferred and conveyed in accordance with Section 1.3(b).

     (h) With respect to the obligations of the Enron Parties to consummate the transactions set forth in Section 1.3:

     (i) all of the representations and warranties of each of the Petrobras Parties contained herein shall be true and correct in all material respects on and as of the First Swap Closing Date, except those representations and warranties of the Petrobras Parties that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date;

     (ii) each of the Petrobras Parties shall have performed and complied with its obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the First Swap Closing Date, in all material respects; and

     (iii) each of the Petrobras Parties, respectively, shall deliver, or cause to be delivered, share certificates, duly endorsed or accompanied by transfer powers (including, without limitation, the notice required pursuant to Section 215 of Argentine law 19,550 with signatures of authorized officers, duly notarized and certified as to their authenticity and powers of signatories and complying with the requirements of Caja de Valores, S.A.), with respect to the Petrobras B Shares to be transferred and conveyed in accordance with Section 1.3(c).

     (i) Petrobras shall be reasonably satisfied that the consummation of the Transactions will not result in either CIESA or TGS being deemed a “subsidiary” of Petrobras within the meaning of any material financing agreement of Petrobras and Petrobras shall have delivered to PESA (and PESA shall have given written notice to the Enron Parties of such delivery) written confirmation of such satisfaction.

     (j) The Parties shall have agreed, in accordance with Section 4.6, on the final terms and conditions of the trust agreement that will govern the Trust.

     (k) The Petrobras Parties, the trustee for the Trust and, as applicable, EACH and EPCA, shall have agreed upon the final terms and conditions of the New Shareholders Agreement pursuant to the principles set forth on Appendix C.

     (l) No material proceeding has been initiated by any Argentine Governmental Authority of competent jurisdiction having valid enforcement authority seeking an Order preventing the consummation of the Transactions is pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the Transactions illegal.

     1.5 Second Swap Closing Date Transactions. On the Second Swap Closing Date, the following obligations, covenants and agreements shall be simultaneously effected:

     (a) Subject to the simultaneous transfer of TGS B Shares provided in Section 1.5(b) free and clear of any and all Liens, EACH and EPCA collectively shall transfer and convey 25,885,809.5 CIESA B Shares to such Person or Persons as shall be designated by PESA free and clear of any and all Liens, which shares constitute one hundred percent (100%) of the CIESA B Shares held by EACH and EPCA, collectively (after giving effect to the First Swap Transactions), and represent ten percent (10%) of the total issued and outstanding capital stock of CIESA as of the date of this Agreement.

     (b) Each of the Petrobras Parties shall vote their respective equity interests in CIESA in favor of CIESA transferring and conveying 34,133,200 TGS B Shares to EPCA or such Affiliate thereof as it shall designate, which shares constitute one hundred percent (100%) of the TGS B Shares held by CIESA and represent approximately 4.3% of the total issued and outstanding capital stock of TGS. Enron and the Enron Parties acknowledge that, notwithstanding the satisfaction by each of the Petrobras Parties of their respective obligations under Section 4.7, the Petrobras Parties may fail to obtain the consent of the creditors of CIESA necessary to effect the transfer described in this Section 1.5(b).

     1.6 Conditions to Second Swap Closing Date Transactions. The respective obligations of the Parties to consummate the transactions set forth in Section 1.5 are subject to the fulfillment, on or prior to the Second Swap Closing Date, of each of the following conditions:

     (a) No Order issued by any court of competent jurisdiction or regulatory authority having valid enforcement authority preventing the consummation of the transactions contemplated under Section 1.5 shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.

     (b) Any and all Required Consents for the transactions contemplated under Section 1.5 shall have been obtained.

     (c) The transactions described under Sections 1.1, 1.2 and 1.3 hereof shall have been consummated.

     (d) With respect to the obligations of each of the Petrobras Parties to consummate the transactions set forth in Section 1.5:

     (i) all of the representations and warranties of the Enron Parties contained herein shall be true and correct in all material respects on and as of the Second Swap Closing Date, except those representations and warranties of the Enron Parties that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date;

     (ii) each of the Enron Parties shall have performed and complied with their respective obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Swap Closing Date, in all material respects; and

     (iii) EPCA and EACH, respectively, shall deliver, or cause to be delivered, share certificates, duly endorsed or accompanied by transfer powers (including, without limitation, the notice required pursuant to Section 215 of Argentine law 19,550 with signatures of authorized officers, duly notarized and certified as to their authenticity and powers of signatories), with respect to the CIESA B Shares to be transferred and conveyed in accordance with Section 1.5(a).

     (e) With respect to the obligations of the Enron Parties to consummate the transactions set forth in Section 1.5:

     (i) all of the representations and warranties of each of the Petrobras Parties contained herein shall be true and correct in all material respects on and as of the Second Swap Closing Date, except those representations and warranties of the Petrobras Parties that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date;

     (ii) each of the Petrobras Parties shall have performed and complied with its obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Swap Closing Date, in all material respects; and

     (iii) each of the Petrobras Parties shall cause CIESA to deliver share certificates, duly endorsed or accompanied by transfer powers (including, without limitation, the notice required pursuant to Section 215 of Argentine law 19,550 with signatures of authorized officers, duly notarized and certified as to their authenticity and powers of signatories and complying with the requirements of Caja de Valores, S.A.), with respect to the TGS B Shares to be transferred and conveyed in accordance with Section 1.5(b).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

     2.1 General Representations. Subject to Section 5.17, each Party individually represents and warrants to each other Party that the statements contained in this Section 2.1 are true, correct and complete with respect to itself as of the date of this Agreement.

     (a) Organization and Authority. Such Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Such Party has all necessary right, power and authority to execute, deliver and perform its obligations under this Agreement and each other Settlement Document to which it is a party. Subject, with respect to the Enron Parties, to the entry of the Final Order, each Party’s execution, delivery and performance of this Agreement and each other Settlement Document to which it is a party have been duly and validly authorized by all necessary corporate or other proceedings on the part of such Party.

     (b) Enforceability. This Agreement and the other Settlement Documents to which it is a party have been or, when executed and delivered will be, duly executed and delivered on behalf of such Party and constitute or, when executed and delivered will constitute, subject, with respect to the Enron Parties, to the entry of the Final Order, the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms (subject to the terms of the Final Order), except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

     (c) No Conflicts. The execution, delivery and performance of this Agreement and the other Settlement Documents to which it is a party do not violate, conflict with or result in a breach or a default under (i) any of the terms and conditions of its Governing Documents or (ii) to the knowledge and belief of such Party, after due inquiry, (x) subject, with respect to Enron and the Enron Parties, to the entry of the Final Order, any Applicable Law or (y) any terms, covenants, conditions or provisions of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or instrument to which it is a party or to which it may be subject (except with respect to such violations, conflicts or breach or default as would not reasonably be expected to have a Material Adverse Effect).

     (d) Compliance; Litigation. Such Party is in compliance with each of its covenants and agreements set forth in this Agreement applicable to it. There is no action, suit or proceeding pending or, to its knowledge, threatened (i) that is binding on or otherwise affects in any way this Agreement or any other Settlement Document or the Transactions or (ii) that questions the validity of this Agreement or any other Settlement Document or the rights or remedies of the other Parties thereunder.

     (e) Approvals; Consents. Except for those Consents set forth on Schedule 2.1(e), each Party has obtained all Consents that are necessary for its execution and delivery of this Agreement and each other Settlement Document to which it is a party and the consummation of the Transactions.

     (f) Parties-in-Interest. The Parties hereto constitute all of the relevant and appropriate parties to the Shareholders Agreement and the Owners Agreement and, except for Transwestern, parties-in-interest to the Guaranty. Each Party represents and warrants that it is the only Person who has any interest in any Claims released hereby or as contemplated hereunder and that none of such Claims, nor any part thereof, have been assigned, granted or transferred in any way to any Person.

     (g) Confidentiality. Such Party is not in breach in any material respect of its confidentiality obligations set forth in section 2.5 of the Shareholders Agreement.

     2.2 Additional Representation and Warranty Concerning the Equity Interests.

     (a) EACH and EPCA each individually represents and warrants to the Petrobras Parties that, with respect to itself as of the date of this Agreement, (i) they are the record and beneficial owner of the CIESA Shares in the respective share amounts shown on Schedule 2.2(a), and they each have the requisite organizational power and authority to transfer the CIESA Shares they respectively own as provided in this Agreement, and such delivery will convey to the recipient of such transfer pursuant hereto good and marketable title to such CIESA Shares, free and clear of any and all Liens thereon; and (ii) the CIESA Shares they respectively own are validly issued, fully paid and non-assessable, and there is no existing option, warrant, right, call, commitment or other agreement to which it, Enron or any Enron Party is a party requiring, and there are no securities of it, Enron or any Enron Party outstanding which, upon conversion, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of CIESA or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of CIESA.

     (b) Each of the Petrobras Parties individually represents and warrants to the Enron Parties that, with respect to itself as of the date of this Agreement, (i) such Petrobras Party is the record and beneficial owner of the Petrobras B Shares in the respective share amounts shown on Schedule 2.2(b), and such Petrobras Party has the requisite organizational power and authority to transfer their respective Petrobras B Shares as provided in this Agreement, and such delivery will convey to EPCA or such Affiliate thereof as it shall designate good and marketable title to such Petrobras B Shares, free and clear of any and all Liens thereon; and (ii) the Petrobras B Shares held by such Petrobras Party are validly issued, fully paid and non-assessable, and there is no existing option, warrant, right, call, commitment or other agreement to which the Petrobras Parties or any of their respective Affiliates is a party requiring, and there are no securities of any of the Petrobras Parties or any of their respective Affiliates outstanding which, upon conversion, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of TGS or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of TGS.

     (c) Ponderosa, EACH and EPCA each individually represents and warrants to the Petrobras Parties that the organizational chart attached hereto as Schedule 2.2(c) represents in all material respects the ownership interests in the Enron Parties as of the date of this Agreement.

     (d) PESA and Petrobras Hispano each individually represents and warrants to the Enron Parties that the organizational chart attached hereto as Schedule 2.2(d) represents in all material respects the ownership interests in the Petrobras Parties as of the date of this Agreement.

ARTICLE 3

TERMINATION

     3.1 Termination of Agreement. The Parties (including, for all purposes of this Section 3.1, Enron) agree that this Agreement may be terminated:

     (a) Upon the written agreement of all of the Parties;

     (b) By any Party, if the Final Order has not been entered on or prior to the ninetieth (90th) day after the Motion has been filed with the Bankruptcy Court;

     (c) By any Party, after the entry of the Final Order, so long as such Party is not then in breach of its obligations under this Agreement in any material respect, if any other Party has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach has not been cured within thirty (30) Business Days from the date on which the breaching Party (and each other Party) receives notice thereof from the terminating Party;

     (d) By any Party, if the transactions described in Sections 1.1, 1.2, 1.3 and 1.5 hereof have not been consummated prior to the one hundred and eightieth (180th) day following the entry of the Final Order; provided, however, that such 180-day period may be extended only by written consent of each of the Petrobras Parties, Ponderosa and Enron; or

     (e) By any Party, after entry of the Final Order, if such Party has received (i) a written opinion of counsel stating, without qualification, that the prior approval of the CNDC is required to effect the Transactions or any material portion thereof or (ii) evidence from Petrobras reasonably satisfactory to the other Parties that the CNDC has actually commenced a formal proceeding under Law 25.156 against any of the Petrobras Parties in connection with the Transactions contemplated by this Agreement, and in each case the Parties, after negotiating in good faith for a period of sixty (60) days after the date of such opinion of counsel or delivery of such evidence, are unable to agree on an amendment to this Agreement and the structure of the Transactions in a manner that approval of CNDC is not required.

     3.2 Effect of Termination. No termination of this Agreement pursuant to Section 3.1 shall be effective until notice thereof shall be given pursuant to Section 5.10 to the non-terminating Parties specifying the provisions hereof pursuant to which such termination is made. If validly terminated pursuant to Section 3.1, the Agreement shall become wholly void and of no further force and effect without liability to the Parties, except that (i) the releases set forth in Section 1.1, this Section 3.2 and the obligations of the Parties under such Sections of Article 1 and Article 4 (including Section 4.10) applicable to the Transactions that have theretofore been consummated and Article 5 of this Agreement shall remain in full force and effect and, (ii) the Settlement Documents (other than this Agreement) executed prior to such termination will remain in full force and effect in accordance with their terms, and (iii) if the Agreement is validly terminated pursuant to (A) Section 3.1(c) due to a breach by any of the Petrobras Parties, (B) Section 3.1(d) due to any of the conditions precedent set forth in clause (i), (j) or (k) of Section 1.4 not being satisfied, or (C) Section 3.1(e), the obligations of the Parties under Sections 4.2 and 4.3 shall remain in full force and effect until the earlier of (x) the date on which the ENARGAS Release is obtained and (y) the later of (A) the one hundred and eightieth (180th) day following such termination and (B) the three hundred and sixty-fifth (365th) day following the date of this Agreement. Notwithstanding the foregoing, nothing in this Section 3.2 shall be deemed to release any Party from liability for any breach of its obligations under this Agreement in any material respect.

ARTICLE 4

COVENANTS

     4.1 Management Fee.

     (a) Subject to the entry of the Final Order, notwithstanding the terms of the Letter Agreements to the contrary, as of September 15, 2003, EPCA’s portion of the management fee payable by TGS under the terms of Section 2.5 of the Technical Assistance Agreement (the “Management Fee”) shall be fifty-seven percent (57%) and PESA’s portion of the Management Fee shall be twenty-five percent (25%). The remaining eighteen percent (18%) portion of such

Management Fee (the “Management Fee Funds”) shall be held by EPCA in a segregated bank account (the “Management Fee Account”).

     (b) Within five (5) Business Days following date of entry of the Final Order, PESA shall deposit by wire transfer of immediately available funds into the Management Fee Account an amount equal to the product of (x) the aggregate amount of the Management Fee paid to PESA by EPCA for the period beginning on September 15, 2003 and ending on the earlier of (i) the date of entry of the Final Order or (ii) May 15, 2004, multiplied by (y) a fraction the numerator of which is eighteen (18) and the denominator of which is forty-three (43).

     (c) The apportionment of the Management Fee described in Section 4.1(a) above shall remain in effect retroactively from September 15, 2003 until the earliest of:

     (i) May 15, 2004, or such later date as may be agreed to jointly by Ponderosa and Enron in their sole discretion (the “Fee Termination Date”);

     (ii) the date on which EPCA ceases to be the “Operator” under the Technical Assistance Agreement; and

     (iii) the date on which a restructuring of TGS’s outstanding funded indebtedness shall have been consummated.

Upon the earliest to occur of the events described in clauses (i) through (iii) above, the Management Fee (to the extent that EPCA is still entitled to receive the Management Fee) will thereafter be apportioned among EPCA and PESA as provided in the Letter Agreements or any other agreement existing between EPCA and PESA.

     (d) The Management Fee Funds shall remain in the Management Fee Account until the earlier of (i) the Second Swap Closing Date, in which case the Management Fee Funds, and interest accrued thereon, if any, shall be released and shared equally between PESA and EPCA, and (ii) the termination of this Agreement in accordance with the provisions of Section 3.1 hereof, in which case the funds in such account, and interest accrued thereon, if any, shall be paid to PESA within ten (10) Business Days from the date of such termination; provided, however, that, with respect to clause (ii) above, if PESA, Petrobras Hispano or any of their respective Related Parties are in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement as of the date of such termination or if the First Swap Closing Date shall have occurred, such funds shall be released to EPCA and such funds shall be free from any restrictions or limitations set forth in this Agreement. If, at the time of distribution of the Management Fee Funds described herein, the amount in the Management Fee Account is insufficient to equal eighteen percent (18%) of the total Management Fee earned from September 15, 2003 to the Fee Termination Date due to administrative costs and expenses payable in respect of the Management Fee Account, then PESA and EPCA shall share ratably such shortfall.

     4.2 Technical Assistance Agreement. Subject to entry of the Final Order:

     (a) Each of the Petrobras Parties and their respective successors and assigns, shall, and shall cause their Related Parties to, at the direction of Enron and in accordance with the principles set forth on Appendix D (the “ENARGAS Principles”), cause and support the termination of the Technical Assistance Agreement by TGS under terms for such termination acceptable to Enron in its sole discretion; provided, however, that if ENARGAS notifies Enron, EPCA or TGS that in connection with granting the ENARGAS Release, it will consent to the assignment or transfer of the Technical Assistance Agreement to PESA or a designee of PESA, including the right to receive the Management Fee, for no additional consideration (whether monetary or otherwise) payable by Enron, Ponderosa, Transwestern or the Enron Parties, the Parties will use commercially reasonable efforts to achieve such result.

     (b) If the Technical Assistance Agreement is terminated, assigned or transferred to PESA or a designee of PESA pursuant to Section 4.2(a) and the ENARGAS Release has been granted, (i) EPCA and PESA agree to amend the Owners Agreement to, (x) in the event that the Technical Assistance Agreement is terminated, eliminate any reference to the EPCA criteria described in section 4.8(b) of the Owners Agreement and, (y) in the event that the Technical Assistance Agreement is assigned or transferred, include new criteria, to be determined at PESA’s sole discretion, relating to PESA and (ii) the Parties acknowledge and agree that from and after the effective date of such termination, assignment or transfer the Enron Parties shall not have any rights to receive the Management Fee or any portion thereof.

     (c) Enron and PESA, at the direction of Enron and in accordance with the ENARGAS Principles, will jointly, on behalf of TGS, seek any and all required consents for, prior approvals of and/or provide any and all required notices in respect of the termination, assignment or transfer of the Technical Assistance Agreement as described in Section 4.2(a), including obtaining any required approval or consent of ENARGAS.

     (d) Consistent with the provisions of this Section 4.2, TGS and EPCA have executed the TGS Letter, which provides EPCA the right to terminate the Technical Assistance Agreement at any time, subject to the prior approval of ENARGAS; provided, however, that EPCA hereby agrees not to exercise its rights under the TGS Letter to terminate the Technical Assistance Agreement until at least forty-five (45) days after the date on which the Final Order is entered by the Bankruptcy Court.

     (e) Notwithstanding any other provision to the contrary contained in this Agreement, each of the Petrobras Parties and Ponderosa acknowledges and agrees that the approval of ENARGAS will be required for the termination, assignment or transfer of the Technical Assistance Agreement and, in order for ENARGAS to approve such termination, assignment or transfer and for the Parties to obtain the benefit of the releases set forth in this Agreement, EPCA’s right to receive the Management Fee may be terminated and, as a result thereof, neither PESA nor any of its Affiliates will be entitled to any portion of the Management Fee.

     4.3 ENARGAS Release.

     (a) Subject to entry of the Final Order, in connection with obtaining the ENARGAS Release, each of the Petrobras Parties and their respective successors and assigns, shall, and shall cause their respective Affiliates and their Related Parties to, cooperate with and use its and their best efforts to promptly assist Enron, Transwestern, TGS, CIESA and the Enron Parties to:

     (i) promptly prepare and file with the applicable Governmental Authorities all necessary or advisable documentation and information of the Petrobras Parties and their Related Parties, relating to CIESA and TGS, provided, however, with respect to any documentation and/or information that is deemed confidential by the Petrobras Parties in connection with their respective obligations set forth in this Section 4.3(i), the Parties agree to consult with each other with respect to disclosure of all or any portion of such documentation and/or information and the Parties shall take all reasonable actions to maintain the confidentiality treatment of such documentation and/or information by the recipient thereof;

     (ii) effect all necessary or advisable applications, notices, petitions and filings and execute all agreements and documents;

     (iii) obtain all necessary or advisable prior Consents; and

     (iv) take, or to cause to be taken, all other actions, and to do, or to cause to be done, all other things, including, if necessary, the termination of the Technical Assistance Agreement or the right to receive the Management Fee, in the case of each of the foregoing clauses (i) through (iv), as may be necessary or advisable under this Agreement, Applicable Law or otherwise to obtain and otherwise make effective an ENARGAS Release.

     (b) Each of Petrobras and the Petrobras Parties, for itself and its successors and assigns, shall, and shall cause their applicable Related Parties to, irrevocably waive, release and forever discharge each of Enron and the Enron

Parties and their respective Related Parties from any and all Claims arising as a result of any actions taken by Enron or any Enron Party pursuant to this Section 4.3 (except for any actions or inactions that would constitute a breach of this Section 4.3).

     (c) Each of Enron and the Enron Parties, for itself and its successors and assigns, shall, and shall cause their applicable Related Parties to, irrevocably waive, release and forever discharge each of Petrobras and the Petrobras Parties and their respective Related Parties from any and all Claims arising as a result of any actions taken by the Petrobras Parties pursuant to this Section 4.3 (except for any actions or inactions that would constitute a breach of this Section 4.3).

     4.4 Shareholders Agreement. Each of the Parties agrees that, except as otherwise provided herein, each of the Owners Agreement and the Shareholders Agreement and each of the agreements, covenants and other undertakings made in respect thereof shall remain in full force and effect until the New Shareholders Agreement is duly executed and delivered by the parties thereto, upon which the Owners Agreement and the Shareholders Agreement shall terminate and be of no further force and effect; provided, however, that (i) the obligations of Transwestern under the Guaranty shall terminate pursuant to the Transwestern Release and, (ii) subject to entry of the Final Order, the Petrobras Parties hereby specifically acknowledge and agree that as of the date of this Agreement none of EPCA, EACH, Transwestern, Ponderosa, Enron or any of their Affiliates and insurers shall, or shall be obligated to, provide to the Petrobras Parties or any of their Affiliates and insurers (or TGS, CIESA or their respective Affiliates) any proceeds or other amounts from or in respect of any losses, liabilities, damages, claims, expenses or deficiencies (including interest, penalties, fines, judgments, settlements, costs of preparation and investigation) arising from any insurance or other risk protection as described in Section 2.8 of the Owners Agreement. Each of Ponderosa, EACH, EPCA, and the Petrobras Parties shall use commercially reasonable efforts to negotiate in good faith the New Shareholders Agreement and execute and deliver it to each other on the First Swap Closing Date.

     4.5 CIESA Restructuring. Each of Ponderosa, EPCA and EACH agree to support the CIESA Restructuring to the extent such CIESA Restructuring (i) is on commercially reasonable terms in light of the present financial condition of CIESA and (ii) either (x) results in Ponderosa owning, directly or indirectly, the CIESA B Shares to be transferred pursuant to Section 1.5(b), or (y) does not dilute Ponderosa’s remaining ten percent (10%) indirect interest in CIESA. Notwithstanding the foregoing, none of Ponderosa, EPCA, EACH or any of their respective Affiliates shall be obligated to make any financial contribution, whether in the form of securities, cash, cash equivalents or otherwise, in connection with the CIESA Restructuring pursuant to this Section 4.5.

     4.6 Trust Formation and New Shareholders Agreement. The Parties shall cooperate in good faith to (i) agree on the final terms of the New Shareholders Agreement in accordance with the principles set forth on Appendix C and (ii) form the Trust in accordance with the principles set forth on Appendix B, unless PESA elects not to form the Trust and instead designates an alternative entity or entities to receive the CIESA A Shares and CIESA B Shares pursuant to Section 1.3(b).

     4.7 Appropriate Actions; Filings. Until this Agreement shall be terminated in accordance with the terms hereof, each of the Parties shall cooperate with each other and use (and will cause their respective Affiliates to use) commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably proper or advisable on its part under this Agreement, Applicable Law or otherwise to consummate and make effective the Transactions, including (except as prohibited by Applicable Law or any organizational documents of CIESA) voting any equity interest in CIESA, (ii) to promptly prepare and to file all necessary documentation, including the filing of any notices with the Comisión Nacional de Valores (the Argentine Securities Commission) and the Bolsa de Comercio de Buenos Aires, (iii) to effect all necessary or advisable applications, notices, petitions, and filings and to execute all agreements and documents, (iv) to obtain all necessary approvals, authorizations, consents, licenses, permits or certificates of all Governmental Authorities (including all Required Consents) and (v) to obtain all necessary permits, consents, approvals and authorizations of any Person (including all Required Consents), in the case of each of the foregoing clauses, in accordance with Applicable Law and this Agreement and as necessary or advisable to consummate the Transactions; provided, however, that no Party nor any of their respective Affiliates shall be obligated to pay any consideration or fees to obtain any consents from third parties or Governmental Authorities that may be necessary, proper or advisable to consummate the Transactions; and provided further, that none of the Parties shall be obligated to make any filing or seek any consent from the Comisión Nacional de Defensa de la Competencia. In addition, each Party will provide prompt notification to the other Parties when any such approval, authorization, consent, license, permit, certificate, action, filing or notice referred to in this Section 4.7 is obtained, taken, made or given, as applicable. Each of the Parties shall have the right to review in advance all filings to be made under this Section 4.7 by any other Party with any Governmental Authority in connection with the Transactions, and each Party will make its respective representatives available to the other Parties to discuss any questions or issues raised with respect to such filings for a reasonable period prior to making such filings.

     4.8 Limitation of Mutual Release. The Parties hereby acknowledge and agree that the provisions of Sections 1.1 and 4.3 and the releases provided for therein (a) shall not be construed as imposing any indemnity or payment obligation on any Party or on their Affiliates; (b) shall be solely applicable to the matters described therein; and (c) shall not be interpreted as or otherwise intended to be a release of any rights, remedies or obligations the Parties may have against any other Party and/or any Affiliates of the other Party arising out of, related to or in connection with any contracts, agreements or other arrangements, other than as expressly provided in Section 1.1 and 4.3 above, respectively.

     4.9 Operation of TGS/CIESA in the Ordinary Course. During the period from the date hereof to and through the consummation of the Transactions or the earlier termination of this Agreement in accordance with Section 3.1, except as contemplated in this Agreement (including in respect of the CIESA Restructuring and the restructuring of TGS’s outstanding funded indebtedness), the Parties shall cause, and shall cause each of their respective Affiliates to cause, CIESA and TGS, consistent with any applicable fiduciary duties, to conduct their business in all material respects in the Ordinary Course of Business, and preserve in all material respects their present business operations and organization.

     4.10 Transition Services; Continued Support. From and after the date the Final Order is entered by the Bankruptcy Court, for a period of two (2) years, the Petrobras Parties will cause CIESA and/or TGS to continue to provide the services set forth on Schedule 4.10 (the “Transition Services”) to the Enron Parties. The Transition Services shall be performed with a degree of skill, diligence and prudence with which TGS, its Affiliates and their respective personnel have performed such services for the Enron Parties prior to the date of this Agreement and shall be of substantially equivalent quality. In addition, the Transition Services shall be performed with at least the same level of skill, diligence, prudence and quality as TGS utilizes in performing similar services for its Affiliates other than the Enron Parties. As consideration for the Transition Services the Petrobras Parties will cause to be provided to the Enron Parties by CIESA and/or TGS pursuant to this Section 4.10, CIESA and/or TGS will be compensated in accordance with the fee structure set forth on Schedule 4.10. The Petrobras Parties agree to, and shall cause CIESA and/or TGS to, provide the necessary information requested by Ponderosa and its Affiliates in connection with any arbitration or similar proceedings relating to CIESA and/or TGS in which Ponderosa or any of its Affiliates has an interest.

     4.11 Further Assurances. From time to time, upon request, the Parties shall, without further consideration, promptly execute, deliver, acknowledge and file all such further documents, agreements, certificates and instruments, and do such further acts as the Persons entitled to the benefit of this Agreement may reasonably require to more effectively evidence or effectuate the Transactions.

     4.12 Filing of the Motion. Within fifteen (15) Business Days after the date on which this Agreement is fully executed and delivered by every signatory hereto unless otherwise extended by agreement among the Parties, Enron shall file a motion with the Bankruptcy Court seeking the approval of this Agreement, the other Settlement Documents and the consummation of the Transactions (the “Motion”), a copy of which shall be provided to PESA prior to filing. Enron shall submit the form of the Final Order with the Motion.

     4.13 No Objections. None of the Parties shall file any objection to the Motion.

     4.14 Indemnification. The Petrobras Parties hereby agree to jointly and severally indemnify and hold harmless each of Enron, the Enron Parties and each of their respective Related Parties, from and against any and all liabilities arising out of, relating to or in connection with the formation, operation and existence of the Trust.

     4.15 CIESA Bankruptcy. In the event that any involuntary bankruptcy filing of CIESA is made, the Parties hereto agree to use commercially reasonable efforts to cooperate with each other in defending CIESA against any such action; provided, however, that, in connection with such cooperation, (i) no Party shall be obligated to incur any expense or costs in connection with such defense other than as may be required under the Owners Agreement or the Shareholders Agreement, (ii) no Party shall take, or be obligated to take, any action that could in any way delay, hinder, impede or frustrate the ability of the Enron Parties to obtain the ENARGAS Release or otherwise limit the obligations of the Parties under this Agreement to seek and obtain the ENARGAS Release, and (iii) no Party shall be obligated to undertake or incur any financial obligation with respect to the satisfaction of any claims asserted by any Person in connection with such bankruptcy filing.

ARTICLE 5

MISCELLANEOUS

     5.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any other agreement executed pursuant to this Agreement, including, without limitation, any certificate or other document furnished in connection with the execution of this Agreement, shall not survive beyond the Second Swap Closing Date or a termination of this Agreement in accordance with Section 3.1.

     5.2 Waivers. Each Party hereto waives any notice that may be required to be received by any such Party in order to implement the Transactions contemplated herein. Each Party hereto hereby waives for purposes of the Transactions any provision contained in any document, agreement or instrument that would prohibit or impair the Parties from entering into this Agreement or the other Settlement Documents or consummating the Transactions as contemplated herein and therein, including any consent and timing requirements set forth therein.

     5.3 Amendment. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be effective unless in a writing signed by each of the Parties.

     5.4 Expenses. Each Party agrees to bear all of its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Settlement Documents and the Transactions and any and all amendments, modifications and supplements thereto.

     5.5 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     5.6 Successors and Assigns. No Party may assign its benefits or delegate its duties under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Any attempted assignment or delegation without such prior consent will be void. This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors and permitted assigns.

     5.7 No Third Party Beneficiaries. Except as provided in the following sentence, this Agreement is solely for the benefit of the Parties and no other Person will have any right, interest or claim under this Agreement. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that Transwestern and the Transwestern Parties are third party beneficiaries under this Agreement and are entitled to all rights, interests and claims under this Agreement and Applicable Law as if they were a party hereto. In the case of Transwestern, all of such rights, interests and claims are acknowledged and accepted by its execution of this Agreement and, in the case of the Transwestern Parties, all of such rights, interests and claims shall be deemed acknowledged and accepted by Transwestern’s execution of the Transwestern Release.

     5.8 Counterparts. This Agreement shall be executed in eight or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. All pages of this Agreement (other than the signature pages) shall be initialed by, and the applicable signature page shall contain a complete signature of, an authorized officer of each of the Parties, duly certified by notary public.

     5.9 Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not effect the interpretation of this Agreement.

     5.10 Notices. All demands, notices, requests, instructions, correspondence or other documents to be given hereunder by any Party shall be in writing and will be considered received (i) upon receipt when transmitted by facsimile before 5:00 p.m. Houston, Texas time with written confirmation of such transmittal (transmittals by facsimile received after 5:00 p.m. Houston, Texas time will be considered to be received on the next Business Day), (ii) on the next Business Day following actual transmittal when transmitted by an internationally recognized courier service or (iii) on the fifth Business Day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address as may be hereafter notified by the respective Party hereto to the other Parties):

If to Enron or an Enron Party:

Enron Corp.
Four Houston Center
1221 Lamar, Suite 1600
Houston, Texas 77010
Attn: General Counsel
Facsimile: (713) 646-6227

and

Enron Corp.
Four Houston Center
1221 Lamar, Suite 800
Houston, Texas 77010
Attn: Miguel A. Mendoza
Facsimile: (713) 345-5352

With a copy to:

Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, NY 10153
Attn: Marita A. Makinen
Facsimile: (212) 310-8007

and

Transwestern Pipeline Company
Four Houston Center
1331 Lamar, Suite 650
Houston, Texas 77010
Attn: General Counsel
Facsimile: (713) 646-2738

and

Ponderosa Assets, L.P.
C/O Citibank, N.A.
388 Greenwich Street 19th. Floor
New York, NY 10013
Attn: Peter Nathaniel
Facsimile: (212) 816-7737

If to Petrobras, PESA or Petrobras Hispano:

Petrobras Energía S.A.
Maipú (C1084ABA)
Buenos Aires, Argentina
Attn: Corporate Finance
Facsimile: 011-5411-4344-6325

With a copy to:

Petróleo Brasiliero S.A.-Petrobras
Avenida Republica do Chile 65
20031-912 Rio de Janiero – RJ
Brazil
Attn: Ms. Elaine Carbonelli, Gerente Setorial de
Assessoramento Corporativo
Facsimile: 011-5521-2262-3924

     5.11 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF ARGENTINA (EXCLUDING ANY CONFLICT-OF-LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF THE INTERNAL LAWS OF ANY OTHER JURISDICTION) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH JURISDICTION.

     5.12 Arbitration; Submission to Jurisdiction.

     (a) The Parties acknowledge and agree that any dispute, controversy or Claim arising out of or relating to the agreements or covenants contained in, or transactions contemplated by, this Agreement, or the validity, interpretation, breach or termination of any such agreements or covenants, including Claims seeking redress or asserting rights under any Law (a “Dispute”), shall be finally settled by binding arbitration in the City of New York, New York, before a panel of three (3) arbitrators. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) under its Rules of Arbitration as in effect at the time of the Dispute and shall be conducted in the English language. The Petrobras Parties, on the one hand, and the Enron Parties, on the other hand, shall each nominate one arbitrator, and each shall obtain its respective nominee’s acceptance of such nomination, and deliver written notification of such nomination and acceptance to the other Parties within thirty (30) days after delivery of the request for arbitration. In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Parties within this time period, upon request of any party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request. The two arbitrators nominated in accordance with the above provisions shall nominate the third arbitrator (who will act as chairman), obtain the nominee’s acceptance of such nomination and notify the Parties in writing of such nomination and acceptance within thirty (30) days of their nomination. If the first two nominated arbitrators fail to nominate a third arbitrator or notify the parties of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within thirty (30) days of receiving such request. For the sake of clarity, it is expressly understood that the function of such chair is administrative only and shall not signify that such chair has greater or different powers as arbitrator from the other arbitrators. In the event that the arbitrators nominated in accordance with the above provisions fail to agree upon the selection of a chair within this time period, upon request of any Party, the chair shall instead be designated by the ICC within thirty (30) days of receiving such request. The award of the arbitrators shall be final and binding upon the Parties, and shall not be subject to any appeal or review. The Parties agree to submit to the nonexclusive personal jurisdiction of the federal and state courts sitting in the City of New York, New York for the purpose of enforcing this agreement to arbitrate.

     (b) Judgment upon the award rendered may be entered in any court having competent jurisdiction. The Parties hereby expressly consent to the nonexclusive jurisdiction of the state and federal courts situated in the City of New York, New York for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

     (c) To the extent that the ENARGAS Release has not yet been obtained, Enron shall participate in any arbitration proceedings in accordance with this Section 5.12 and shall be deemed a “Party” for purposes of this Section 5.12.

     5.13 Final Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other Settlement Documents represents the entire expression of the parties with respect to the subject matter hereof on the date this Agreement is executed. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten oral agreements between the Parties with respect to the subject matter hereof.

     5.14 Compromise and Settlement. Each of the Parties hereto agrees that none of the communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with, nor the execution and delivery of, this Agreement and the Settlement Documents constitute an admission of any liability but constitute a compromise and settlement.

     5.15 Joint Drafting. This Agreement is the product of mutual negotiations, drafting and revisions with the benefit of legal representation and, as such, shall be construed as jointly drafted by the Parties, and any rule requiring this Agreement to be construed or interpreted against any Party shall not apply.

     5.16 Remedies; Specific Performance. In addition to any other rights or remedies that any Party may have at law or in equity, any Party is entitled to seek a court order requiring another Party to perform this Agreement and the transactions contemplated hereby.

     5.17 Conditions to Enron Actions. Notwithstanding any provision to the contrary contained herein, all representations, warranties, covenants and consents given by Enron on its own behalf or on behalf of any other Enron Party in this Agreement and any other Settlement Documents are conditioned upon the entry of the Final Order, which shall, among other things, authorize and approve such representations, warranties, covenants and consents on the part of Enron.

     5.18 Citibank Comfort Letter. Prior to the date hereof, PESA has received a duly executed letter from CNAI, in form and substance satisfactory to PESA, setting forth CNAI’s acknowledgment of this Agreement, the other Settlement Documents and the Transactions.

[the remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the Parties have executed and delivered this Agreement as of the date first set forth above.

PETRÓLEO BRASILEIRO S.A., solely for the limited purposes of Sections 1.1, 1.4(i), 2.1(f), Article 3, Sections 4.3, 4.8, 4.11, 4.13 and Article 5 and for the purposes of accepting any right or benefit contained elsewhere under this Agreement.

By:	/s/ Alberto Guimarães

Name: Alberto Guimarães
Title: Director

PETROBRAS ENERGÍA S.A.

By:	/s/ Alberto Guimarães /s/ Rafael Fernandez Morandé

Name: Alberto Guimarães / Rafael Fernandez Morandé
Title: Director Apoderado

PETROBRAS HISPANO ARGENTINA S.A.

By:	/s/ Héctor Daniel Casal /s/ Rafael Fernandez Morandé

Name: Héctor Daniel Casal / Rafael Fernandez Morandé
Title: Director Apoderado

ENRON CORP., solely for the limited purposes of Sections 1.1, 1.4(c), 1.4(e), 2.1(f), Article 3, 4.2, 4.3, 4.7, 4.8, 4.10, 4.11 and Article 5 and for the purposes of accepting any right or benefit contained elsewhere under this Agreement.

By:	/s/ K. George Wasaff

Name: K. George Wasaff
Title: Managing Director and Attorney-in-fact

ENRON ARGENTINA CIESA HOLDING S.A.

By:	/s/ Miguel A. Mendoza

Name: Miguel A. Mendoza
Title: Attorney-in-fact

ENRON PIPELINE COMPANY ARGENTINA S.A.

By:	/s/ Miguel A. Mendoza

Name: Miguel A. Mendoza
Title: Attorney-in-fact

PONDEROSA ASSETS, L.P.

By: Enron Ponderosa Management
Holdings, Inc., its general partner

By:	/s/ K. George Wasaff

Name: K. George Wasaff
Title: Attorney-in-fact

ACKNOWLEDGED AND ACCEPTED
as of the date first written above.

TRANSWESTERN PIPELINE COMPANY

By:	/s/ K. George Wasaff

Name: K. George Wasaff
Title: Attorney-in-fact

APPENDIX A

     For purposes of the Agreement, the following terms shall have the meaning specified herein:

     “Affiliates” means a Person directly or indirectly controlled by, controlling or under common control with the other Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” shall have the meaning set forth in the preamble to the Agreement.

     “Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

     “Bankruptcy Case” means the chapter 11 cases commenced by Enron and certain of its direct and indirect subsidiaries on or after December 2, 2001, including any cases commenced after the date of this Agreement, jointly administered under Case No. 01-16034-(AJG).

     “Bankruptcy Code” shall have the meaning set forth in the recitals to the Agreement.

     “Bankruptcy Court” shall have the meaning set forth in the recitals to the Agreement.

     “Bid Agreement” shall have the meaning set forth in the recitals to the Agreement.

     “Business Day” means a day (other than a Saturday, Sunday or public holiday) which is a day on which banks are open in New York City or Buenos Aires.

     “CIESA” shall have the meaning set forth in the recitals to the Agreement.

     “CIESA Restructuring” means any transaction(s) agreed to by and among CIESA and its creditors that modifies, restructures or refinances, as applicable, the outstanding debt or shareholdings of CIESA.

     “CIESA A Shares” means the ordinary A shares of CIESA owned of record and beneficially by EACH and EPCA as indicated on Schedule 2.2(a), as proposed to be transferred, exchanged and conveyed in accordance with the terms of the Agreement.

     “CIESA B Shares” means the ordinary B shares of CIESA owned of record and beneficially by EACH and EPCA as indicated on Schedule 2.2(a), as proposed to be transferred, exchanged and conveyed in accordance with the terms of the Agreement.

     “CIESA Shares” means, collectively, the CIESA A Shares and the CIESA B Shares.

     “Claims” means any and all past, present and future claims, demands, debts, losses, obligations, liabilities, expenses, damages, liens, rights of action, causes of action of any kind or character whatsoever, whether sounding in contract or tort, whether arising in law or in equity, choate or inchoate, mature or immature, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, asserted or unasserted in any litigation, or otherwise; provided, however, that Claims arising out of related to the Shareholders Agreement or the Owners Agreement shall only include Claims in any way arising as a result of, related to, with respect to, in connection with or based in whole or in part on acts or omissions occurring on or before the date of this Agreement (except (i) as otherwise contemplated in this Agreement and (ii) for Claims in any way arising as a result of, related to, with respect to, in connection with or based in whole or in part on acts or omissions occurring pursuant to this Agreement).

     “CNAI” shall have the meaning set forth in the recitals to the Agreement.

     “CNDC” shall have the meaning set forth in the recitals to the Agreement.

     “Consents” means a consent, approval, Order, authorization, license, permit, certificate or waiver from, notice to or declaration, registration or filing with any Person.

     “Dispute” shall have the meaning set forth in Section 5.12 of the Agreement.

     “EACH” shall have the meaning set forth in the preamble to the Agreement.

     “ENARGAS” means the Ente Nacional Regulador de Gas, a regulatory agency of the Argentine government.

     “ENARGAS Letters” means the letters and/or statements dated as of (a) November 3, 1992, November 4, 1992 and November 9, 1992 from Transwestern to the Privatization Committee of Gas del Estado; (b) November 4, 1992 from Enron, EPCA and Transwestern to the Privatization Committee of Gas del Estado; (c) November 4, 1992 from EPCA, Transwestern, Perez Companc and Citicorp Equity Investments S.A. to the Privatization Committee of Gas del Estado; (d) November 13, 1992 from EPCA, Perez Companc, Citicorp Equity Investments S.A. and Argentina Private Development Trust Company to the Privatization Committee of Gas del Estado; and (e) July 4, 1994, from EPCA and Transwestern to ENARGAS.

     “ENARGAS Principles” shall have the meaning set forth in Section 4.2 of the Agreement.

     “ENARGAS Release” means the receipt by each of Enron, Transwestern, EACH and EPCA, in a manner and under terms satisfactory to Enron in its sole discretion, of the consent or approval or release by or from any and all Governmental Authorities, including, ENARGAS, from any and all obligations and Claims, whether past, present or future, related to, arising under or in connection with, (a) their participation in, withdrawal from or termination of the participation in (including in connection with the termination, assignment or transfer of the Technical Assistance Agreement as

Appendix A - Page 2

contemplated in the Agreement) the “Enron Economic Group” (Conjunto Económico de Enron) under the Pliego and the ENARGAS Letters and each of the agreements, covenants and other undertakings made in respect of such participation, withdrawal or termination therein, including the ENARGAS Letters, and (b) any and all restrictions in the Pliego on the direct or indirect transfer, sale, distribution, conveyance or any other reduction in stock participation by Enron or any of its Affiliates of shares of, or any instrument or certificate representing an interest in, capital stock of Transwestern, Ponderosa, EPCA or EACH.

     “Enron” shall have the meaning set forth in the preamble to the Agreement.

     “Enron Parties” means each of Ponderosa, EPCA and EACH and each of their respective Affiliates; provided, however, that neither Enron, Transwestern, CIESA nor TGS shall be an “Enron Party” for purposes of this Agreement.

     “Enron Plan” means the Joint Plan of Affiliated Debtors pursuant to chapter 11 of the U.S. Bankruptcy Code dated July 11, 2003, filed with the U.S. Bankruptcy Court in the Bankruptcy Case, as amended, supplemented or modified from time to time.

     “EPCA” shall have the meaning set forth in the preamble to the Agreement.

     “Fee Termination Date” shall have the meaning set forth in Section 4.1 of the Agreement.

     “Final Order” means a final and non-appealable order of the Bankruptcy Court approving this Agreement and the consummation of the Transactions, in form and substance in all material respects to the form of the order attached hereto as Exhibit A (except for changes as agreed to by Enron and all the Parties).

     “First Swap Closing Date” means the date on which all of the conditions precedent as set forth in Section 1.4 are satisfied or waived by the relevant Party and the transactions set forth in Section 1.3 shall be consummated (which in no event shall be later than five (5) Business Days after the day on which all of such conditions precedent are satisfied or waived).

     “First Swap Transactions” means the transactions set forth in Section 1.3 of the Agreement.

     “Governing Documents” means with respect to a sociedad anonima, the estatutos sociales; with respect to a partnership, the certificate of partnership (or limited partnership, as applicable) and partnership agreement, together with the analogous documents for any corporate or partnership general partner; with respect to a limited liability company, the certificate of formation or articles of organization and operating agreement; and in any case, any other document governing the formation and conduct of business by such Person.

Appendix A - Page 3

     “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Bankruptcy Court, any governmental authority, agency, department, board, commission or instrumentality of the Republic of Argentina or the United States, any state of the Republic of Argentina or the United States or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

     “Guaranty” shall have the meaning set forth in the recitals to the Agreement.

     “ICC” shall have the meaning set forth in Section 5.12 of the Agreement.

     “Law” means any federal, national, supranational, state, provincial or local law (including common or civil law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

     “Letter Agreements” means those certain letter agreements, each as dated December 28, 1992, pursuant to which EPCA agreed to pay a portion of its management fee to be received under Section 2.5 of the Technical Assistance Agreement to Perez Companc and Citicorp Equity Investments S.A. in return for the performance of certain services as specified therein.

     “License” shall have the meaning ascribed to such term in the Technical Assistance Agreement.

     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, attachment, medidas precautorias (as defined under Argentine law), right of set-off, netting, deduction or recoupment under any shareholder or similar agreement or encumbrance.

     “Management Fee” shall have the meaning set forth in Section 4.1 of the Agreement.

     “Management Fee Account” shall have the meaning set forth in Section 4.1 of the Agreement.

     “Management Fee Funds” shall have the meaning set forth in Section 4.1 of the Agreement.

     “Material Adverse Effect” means, as to any Party, any change, circumstance or event that would materially and adversely affect the ability of such Party to perform its obligations under the Agreement or any other Settlement Document or the ability of any other Party to enforce any of such Party’s obligations under the Agreement or any other Settlement Document.

     “Motion” shall have the meaning set forth in Section 4.12 of the Agreement.

Appendix A - Page 4

     “New Shareholders Agreement” means the shareholders agreement to be executed and delivered by each of the Petrobras Parties, EPCA, EACH and the trustee of the Trust in accordance with this Agreement.

     “Operative Agreements” means each of the Owners Agreement, the Shareholders Agreement and the Technical Assistance Agreement and each of the agreements, covenants and other undertakings made in respect thereof (including, without limitation, the Guaranty) as contemplated by or under the terms of such agreements.

     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

     “Ordinary Course of Business” shall, as to any Person, refer to the conduct of business by such Person in a manner consistent with past and historical practice.

     “Owners Agreement” shall have the meaning set forth in the recitals hereof.

     “Parties” and “Party” shall have the meaning set forth in the preamble to the Agreement.

     “Perez Companc” shall have the meaning set forth in the preamble to the Agreement.

     “Person” means any association, bank, business trust, corporation, estate, general partnership, Governmental Authority, individual or natural person, joint stock company, joint venture, labor union, limited liability company, limited partnership, non-profit corporation, professional association, professional corporation, trust or any other organization or entity.

     “PESA” shall have the meaning set forth in the preamble to the Agreement.

     “Petrobras” shall have the meaning set forth in the recitals to the Agreement.

     “Petrobras B Shares” means the ordinary B shares of TGS owned of record and beneficially by the Petrobras Parties as indicated on Schedule 2.2(b), as proposed to be transferred, exchanged and conveyed in accordance with the terms of this Agreement

     “Petrobras Hispano” shall have the meaning set forth in the preamble to the Agreement.

     “Petrobras Parties” means each of PESA and Petrobras Hispano.

     "Pliego” shall have the meaning set forth in the recitals to the Agreement.

     “Ponderosa” shall have the meaning set forth in the preamble to the Agreement.

Appendix A - Page 5

     “Related Parties” means, as to any Party, all of such Party’s Affiliates, employees, officers, directors, alternate directors, syndics, alternative syndics and persons of equivalent authority, agents, predecessors, successors and assigns and all persons or entities acting by, through, under or in concert with any of them.

     “Required Consents” means those Consents required to consummate the transactions contemplated under the Agreement and the Settlement Documents, including those Consents set forth on Schedule 2.1(e) of the Agreement.

     “Second Swap Closing Date” means the date on which all of the conditions precedent as set forth in Section 1.6 are satisfied or waived by the relevant Party and the transactions set forth in Section 1.5 shall be consummated (which in no event shall be later than two (2) Business Days after the day on which all of such conditions precedent are satisfied or waived).

     “Settlement Documents” means this Agreement, the New Shareholders Agreement, the Transwestern Release and the other agreements, documents and instruments executed and/or delivered by any of the Parties in connection herewith or therewith to carry out the terms and conditions hereof or thereof or effect the Transactions, as the same may be amended, supplemented or otherwise modified from time to time.

     “Shareholders Agreement” shall have the meaning set forth in the recitals to the Agreement.

     “Technical Assistance Agreement” shall have the meaning set forth in the recitals to the Agreement.

     “TGS” shall have the meaning set forth in the recitals to the Agreement.

     “TGS A Shares” shall have the meaning set forth in the recitals to the Agreement.

     “TGS B Shares” shall have the meaning set forth in the recitals to the Agreement.

     “TGS Letter” means an original copy of a letter agreement, dated as of the date of the Agreement, duly executed by an authorized officer of TGS and certified by a notary public, amending the Technical Assistance Agreement to provide that EPCA may terminate the Technical Assistance Agreement at any time, in its sole discretion, upon the approval of such termination by ENARGAS.

     “Transactions” means the transactions contemplated by this Agreement and the other Settlement Documents.

     “Transwestern” shall have the meaning set forth in the recitals to the Agreement.

     “Transwestern Parties” shall have the meaning set forth in the Transwestern Release.

Appendix A - Page 6

     “Transwestern Release” means a formal and full release of Transwestern and the Transwestern Parties, in the form attached hereto as Exhibit B.

     “Trust” means a business trust, to be structured as agreed by the Parties in accordance with Section 4.6 of the Agreement.

     References to “knowledge” or “to the knowledge of” a Person, and similar terms shall refer to the actual knowledge, after due and reasonable inquiry.

     As used in the Agreement, any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to the Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained in the Agreement will have independent significance.

Appendix A - Page 7

APPENDIX B

Trust Principles

Trustee:	Independent professional trustee, acceptable by EPCA, EACH and PESA.

Settlor:	EPCA, EACH or their respective designees.

Trust Property:	The CIESA A Shares and CIESA B Shares and all income and proceeds arising out of or in connection with the trust property, including dividends and proceeds of sale (if any) arising therefrom.

Investment/Sale Powers:	Standard conservative powers including, inter alia, power to (i) sell the CIESA Shares if and only if CIESA instructs the Trustee that to sell the CIESA Shares and have the proceeds of sale thereof available for transfer to the creditors of CIESA as part of a restructuring of CIESA’s debt would be beneficial to CIESA or otherwise as CIESA may direct and (ii) distribute the assets of the Trust in the event of a liquidation of Trust resulting from a liquidation of CIESA.

Voting of CIESA Shares:	Free discretion for the Trustee to vote at shareholders’ meetings as the Trustee sees fit, in the interest of CIESA.

Purpose:	To make trust property available for transfer to the creditors of CIESA or any of them or class of them pursuant to instructions to be given by CIESA upon CIESA giving notice to the Trustee that agreement has been reached between CIESA and its principal creditors on the restructuring of CIESA’s indebtedness.

Power to appoint directors of CIESA	The Trustee shall have the power to appoint directors of CIESA in accordance with the principles for the New Shareholders Agreement set forth in Appendix C. Directors appointed by the Trustee shall be free to vote as they see fit in the interest of CIESA.

Beneficiary:	CIESA’s creditors or such other party or parties as CIESA may designate as beneficiaries (other than Petrobras and/or the Petrobras Parties), provided, that such party or parties are permitted under Argentine law to receive the CIESA Shares (or the proceeds resulting from a sale thereof) and are capable of consummating the Transactions to which

Appendix B - Page 1

they are a party.

Governing Law:	The Trust will be created in accordance with and governed by Argentine Law.

Appendix B - Page 2

APPENDIX C

Principles for New Shareholders Agreement

I. Prior to the transfer of CIESA Shares to the Trust pursuant to Section 1.3(b) of the Agreement:

•	EACH, EPCA, PESA and Petrobras Hispano shall be the Owners.

•	PESA shall nominate the General Manager of TGS.

•	Elimination of the Enron criteria.

•	Subsistence of the First Refusal and Tag Along in favor of the Owners.

•	The First Refusal and Tag Along shall not apply to the transfers to the Trust.

•	Subsistence of the same rights for the Board Members designation.

•	Board and Shareholders decisions shall be adopted as today.

II. After the transfer of CIESA A Shares to the Trust but before a CIESA Restructuring:

•	EPCA, Trust and PESA shall be the Owners.

•	PESA shall nominate the General Manager.

•	The right to nominate the Directors previously nominated by EPCA shall be divided proportionately between EPCA and the Trust in accordance with their respective ownership interests in CIESA. EPCA shall otherwise have voting rights equal to those that EPCA currently has under the Shareholders Agreement with respect to the ownership interests in CIESA it continues to own.

•	EPCA shall dispose of its shares consistent with the terms of the Agreement.

•	The Trust shall dispose of any CIESA Shares pursuant to the terms of the Trust Agreement.

•	If PESA wishes to sell its CIESA Shares, a right of first refusal and tag-along rights in favor of EPCA shall apply.

•	No right of first refusal nor tag-along rights shall be granted in connection with the transfer of the CIESA Shares of the Trust to CIESA’s creditors.

III. After the transfer of CIESA A Shares to the Trust and after a CIESA Restructuring:

•	So long as EPCA maintains an interest in CIESA, if an Owner wishes to sell its CIESA Shares, a right of first refusal and tag-along rights in favor of EPCA shall apply.

•	The Trust shall dispose of any CIESA Shares pursuant to the terms of the Trust Agreement.

•	If EPCA maintains at least 10% interest in CIESA, EPCA shall not be an Owner, but shall be granted the right to nominate one Director.

Appendix C - Page 1

APPENDIX D

ENARGAS Principles

The following principles will apply to the actions contemplated to be taken by Enron, the Enron Parties and the Petrobras Parties pursuant to the Agreement, including pursuant to Sections 4.2 and 4.3 thereto:

1.	Each of Enron and PESA will appoint a main contact person and an alternate to coordinate activities contemplated by Sections 4.2 and 4.3 of the Agreement. The main contact person (or a designee) (each a “Representative”) will be entitled to attend all meetings and participate in all discussions with ENARGAS or any other Governmental Authority.

2.	The Parties intend on having the initial meeting with representatives of ENARGAS (the “Initial Meeting”) either concurrent with or as soon as reasonably practicable after the earlier of (i) filing the Motion (with the Agreement attached thereto) with the Bankruptcy Court and (ii) the receipt by the Argentine Securities Commission (CNV) or the Buenos Aires Stock Exchange of notice of the execution of the Agreement. A Representative of each of Enron and PESA will be present at the Initial Meeting unless such Party has previously waived such right to be present.

3.	The purpose of the Initial Meeting will be to discuss a framework under which Enron and certain of its Affiliates, including Transwestern, will be removed as an investor in, operator of, or from any technical or economic obligation in connection with, TGS. Such discussion will address, among other things, the following:

a.	Termination, assignment or transfer of the Technical Assistance Agreement as contemplated by the Agreement; and

b.	Withdrawal from, or the termination of the participation in, the Enron Economic Group by EPCA, EACH, Transwestern and Enron.

The Parties do not intend that the Initial Meeting will include a discussion relating to the Trust structure, except if the Parties agree that such discussion is necessary.

4.	The Parties will not hold any meetings or participate in any discussions with representatives of ENARGAS without providing the other Parties reasonable advance notice and the right to participate. With respect to such meetings and/or discussions, the Parties will agree on the timing, attendees and proposed agenda.

5.	Each of the Parties may retain a consultant (the “Consultant”) on this process. Each Party will share with the other Parties all information and analyses prepared by the Consultant in connection with the Transactions, including obtaining the ENARGAS Release, as well as any other reports, materials and/or analyses that the Consultant may generate in connection therewith.

6.	Each Party commits to ensuring that the other is informed, in a timely manner, of all correspondence, conversations, information, feedback, requests, etc., whether written

Appendix D - Page 1

or oral, from ENARGAS or any other Governmental Authority with regard to the Transactions.

7.	The Parties agree to cause CIESA and TGS to execute and deliver all such documents, agreements, certificates or instruments, including powers of attorney, to evidence or effectuate the authority of Enron, on behalf of TGS, to seek and take any and all action as is reasonably required (i) for the termination, assignment or transfer of the Technical Assistance Agreement and (ii) to obtain the ENARGAS Release.

8.	The Parties agree that Enron and PESA may supplement the above principles as the circumstances may reasonably require upon the mutual agreement of Enron and PESA.

Appendix D - Page 2

SCHEDULE 2.1(e)

Approvals; Consents

     With respect to the First Swap Closing Date Transactions set forth in Section 1.3:

     (a) The approval of ENARGAS in form and substance acceptable to the Parties approving the conveyance of CIESA A Shares to the Trust or such other Persons as provided in Section 1.3(b).

     (b) No determination by ENARGAS shall have been made providing that PESA will “control” CIESA as a result of the Transactions.

     With respect to the Second Swap Closing Date Transactions set forth in Section 1.5:

     (a) The required consent of the creditors of CIESA, including the holders of CIESA’s US $220,000,000 Floating Rate Notes due April 22, 2002.

     (b) The consent of the shareholders of CIESA, with the affirmative vote of all shares held by the Petrobras Parties and the Trust.

SCHEDULE 2.2(a)

CIESA Shares

Entity	CIESA A Shares	CIESA B Shares
EPCA	44,000,353.5	42,277,051
EACH	22,008,460	21,143,183

SCHEDULE 2.2(b)

Petrobras Shares

Entity	TGS B Shares
PESA	45,146,514
Petrobras Hispano	13,263,938

SCHEDULE 2.2(c)

Ownership Interests in the Enron Parties

SCHEDULE 2.2(d)

Ownership Interests in the Petrobras Parties

Public Market
Petrobras Participacoes S.L.
41.79%
58.21%
Petrobras Energia Participaciones S.A
Public Market
Public Market
98.5%
1.5%
Petrobras Energia S.A
World Energy Business S.A
30%
100%
[0.01]%
[99.99]%
Petrobras Hispano Argentina S.A
Petrobras Energia internacional S.A
25%
CIESA
25%
55.3%
1.67%
5.68%
TGS

SCHEDULE 4.10

Transition Services

Entities covered

1.	EACH

2.	EPCA

3.	Enron de Inversiones de Energía S.C.A.

4.	Energía de Argentina Ltd.

5.	Enron Total de Argentina Ltd.

6.	Enron Inversiones de Gas S.R.L.

Scope of Recurring Services

Argentine accountant:

a)	Provide information for Argentine statutory accounting.

b)	Bank statement reconciliation for all Argentine accounts.

c)	Month-end close and SAP entries

d)	Liaison with Tax Department for Argentine tax compliance/planning and timely payments of appropriate taxes.

e)	Coordinate with Azar y Asociados on year-end audits.

f)	Work with Chilean accountant in updating all accounting entries in SAP

g)	Work with Argentine legal firm on legal compliance issues.

h)	Cash flow projections for #2 and #1.

Fees:

EPCA:	$5,500 Arg. pesos/ month*
EACH:	$1,500 Arg. pesos/ month*

*To be billed quarterly.

The Petrobras Parties agree to cause CIESA and/or TGS to negotiate on an arms length basis with Ponderosa with respect to any additional transition services, any additional entities to receive current or new transition services, any changes in the nature or scope of transition services to be provided and the fee for any such services.

EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
ENRON CORP., et al.,	:	Case No. 01-16034 (AJG)
:
	:	Jointly Administered
Debtors.	:
x

ORDER, PURSUANT TO SECTIONS 105 AND 363 OF THE BANKRUPTCY CODE
AND FEDERAL RULES OF BANKRUPTCY PROCEDURE 2002, 6004, 9013 AND 9019,
AUTHORIZING AND APPROVING (A) A MASTER SETTLEMENT AND MUTUAL
RELEASE AGREEMENT AND (B) THE CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED THEREBY

     Upon consideration of the motion, dated April 16, 2004 (the “Motion”),1 by Enron Corp. (“Enron”), as debtor and debtor in possession, seeking entry of an order authorizing and approving the Settlement and Release Agreement and the consummation of the Transactions; and the Bankruptcy Court having jurisdiction to consider the Motion and the relief requested therein, pursuant to 28 U.S.C. §§ 157 and 1334; and it appearing that due and proper notice of the Motion and the relief requested therein having been given, and no other or further notice need be given; and all parties in interest having been heard or having been afforded an opportunity to be heard at the Hearing; and the relief requested in the Motion being an exercise of Enron’s sound business judgment and in the best interests of Enron, its estate and creditors;

1     Unless otherwise defined herein, any capitalized terms used herein shall have the meanings ascribed to such terms in the Motion.

EXHIBIT A

and the Bankruptcy Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and upon the Motion and the Exhibit annexed thereto, and all proceedings had before the Bankruptcy Court; and after due deliberation and sufficient cause appearing therefore, it is hereby

     ORDERED that the Motion is granted; and it is further

     ORDERED that all objections, if any, to the Motion or the relief requested therein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled; and it is further

     ORDERED that, pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, (a) the Settlement and Release Agreement is approved, (b) Enron is authorized to enter into the Settlement and Release Agreement, and (c) Enron is authorized to perform its obligations, and to cause its direct and indirect subsidiaries to perform their respective obligations, pursuant to the Settlement and Release Agreement and to execute such other documents and take such other actions as are necessary to effectuate the transactions contemplated by the Settlement and Release Agreement; and it is further

     ORDERED that Enron is authorized to execute, deliver, consummate, and perform all of its obligations pursuant to the Settlement and Release Agreement and consummate the Transactions, and it is further

     ORDERED that Enron is authorized to take, or cause to be taken, any such other actions as are necessary to implement the provisions of, facilitate, and effectuate the consummation of the Transactions; and it is further

EXHIBIT A

     ORDERED that the Settlement and Release Agreement and any of the Exhibits, Appendices or Schedules annexed thereto may be modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court; provided, however, that, in connection therewith, the parties shall obtain the prior written consent of the Creditors’ Committee, which consent shall not be unreasonably withheld; and, provided, further, that any such modification, amendment or supplement shall not be material in nature or change the economic substance of the Transactions and any of the Exhibits, Appendices or Schedules annexed thereto; and it is further

     ORDERED that, except to the extent required to repay the DIP Obligations2 pursuant to and in accordance with the Final Order (as defined in the DIP Order) and the Documents, if any, any and all proceeds received by the Debtors in connection with the consummation of the Settlement and Release Agreement and the consummation of the Transactions shall be neither used nor disbursed until the earlier to occur of (i) agreement by and between the Debtors and the Creditors’ Committee with respect to the release of such proceeds and (ii) further order of the Court; and it is further

     ORDERED that this order shall be effective immediately upon entry and shall not be stayed pursuant to Bankruptcy Rule 6004(g); and it is further

2      Capitalized terms used but not defined in this paragraph shall have the meanings ascribed to such terms in the Final Order Authorizing Debtors to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2) and 364(d)(1), dated July 2, 2002, as supplemented by the Order Authorizing, Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1), Amendment of DIP Credit Agreement to Provide for Extension of Post-Petition Financing, dated May 8, 2003 (the “DIP Order”).

EXHIBIT A

     ORDERED that the Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order, the Settlement and Release Agreement and the consummation of the Transactions.

Dated:	New York, New York
____________, 2004

HONORABLE ARTHUR J. GONZALEZ
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT B

RELEASE

     This RELEASE (this “Release”), dated as of April 16, 2004, is by each of Petróleo Brasileiro S.A. (PETROBRAS), a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Petrobras”), Petrobras Energía S.A., an Argentine sociedad anónima (“PESA”) formerly known as Compañia Naviera Perez Companc S.A.C.F.I.M.F.A. (“Perez Companc”), and Petrobras Hispano Argentina S.A., a Spanish sociedad anónima (“Petrobras Hispano”), in favor and for the benefit of Transwestern Pipeline Company, a Delaware corporation (“Transwestern”) and the Transwestern Parties (as defined below). Capitalized terms used herein without definition have the meanings assigned to such terms in the Master Settlement Agreement (as defined below).

Recitals

     A. Transwestern granted the Guaranty, dated as of November 13, 1992, in favor of, inter alios, Perez Companc, pursuant to which Transwestern provided certain undertakings to Perez Companc in respect of the obligations of EPCA relating to the transaction in which Perez Companc and EPCA acquired ownership in CIESA and TGS. Transwestern is a subsidiary of Enron.

     B. In addition to the Guaranty, Transwestern was considered a member of the “Enron Economic Group” (Conjunto Económico de Enron) in the transaction in which ownership of CIESA and TGS was acquired by, inter alios, EPCA and Perez Companc.

     C. On December 2, 2001, Enron filed a voluntary petition of relief under the Bankruptcy Code in the Bankruptcy Court, Case No. 011-16034 (AJG), and is currently operating as a debtor-in-possession.

     D. In January 2002, the Argentine government enacted legislation that adversely and significantly impacted TGS’s financial condition and, consequently, CIESA’s investment in TGS. As a result, TGS and CIESA have each undertaken a financial restructuring which may include, among other alternatives, a renegotiation of their respective obligations with third party lenders.

     E. On October 17, 2002, Petrobras Participacoes S.A. acquired certain ownership interests of Petrobras Energía Participaciones S.A., the controlling entity of PESA which directly and indirectly holds interests in CIESA and TGS, pursuant to a stock purchase agreement dated as of such date, by and among Petrobras, Fundación Perez Companc and certain members of the Perez Companc family, among others. On May 13, 2003, the Comisión Nacional de Defensa de la Competencia, the Argentine governmental agency which regulates competition, approved such acquisition.

     F. After extensive, arm’s length and good faith negotiations and discussions, the Parties and the other signatories thereto entered into that certain Master Settlement and Mutual

EXHIBIT B

Release Agreement, dated as of the date hereof (the “Master Settlement Agreement”) pursuant to which, among other things, Petrobras and the Petrobras Parties agreed to execute and deliver to Transwestern and the Transwestern Parties this Release on the date hereof.

     G. The Petrobras Parties and Transwestern now desire to compromise and settle all matters between themselves relating to (i) the Guaranty and (ii) to the extent not already otherwise validly terminated, to terminate the Guaranty on the terms hereof and to release each other from all claims, obligations and liabilities thereunder, all in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt, fairness and sufficiency of which are hereby acknowledged, Petrobras, the Petrobras Parties and Transwestern agree as follows:

ARTICLE I

WAIVER AND RELEASE

     1.1 Release. Subject to entry of the Final Order by the Bankruptcy Court, each of Petrobras and the Petrobras Parties, for itself and its successors and assigns, hereby irrevocably waives, releases and forever discharges, and agrees to cause each of its Affiliates to irrevocably waive, release and forever discharge, Transwestern, its Affiliates and each of their respective Related Parties (the “Transwestern Parties”) from any and all Claims under or arising from or in connection with the Owners Agreement, the Bid Agreement and the Shareholders Agreement and each of the agreements, covenants and other undertakings made in respect thereof (including the Guaranty, the Pliego, the ENARGAS Letters and the Technical Assistance Agreement) to which Petrobras or any of the Petrobras Parties or any of their respective Affiliates is a party or beneficiary. The irrevocable release, waiver and discharge set forth in this section shall, without limitation, extend to Transwestern, Enron, the other Transwestern Parties and their respective Related Parties with respect to any and all Claims arising under, relating to or in connection with:

     (i) their participation in, withdrawal from, or the termination of their participation in, the “Enron Economic Group” (Conjunto Económico de Enron) under the Pliego, the ENARGAS Letters and each of the agreements, covenants and other undertakings they respectively made in respect of such participation, withdrawal or termination;

     (ii) any purported “Change of Control” as set forth and defined in the Shareholders Agreement, the Pliego, the Owners Agreement, the Technical Assistance Agreement, the Guaranty, the ENARGAS Letters and the Letter Agreements, as applicable (whether such “Change of Control” is purported to have occurred prior to, simultaneously with or subsequent to the execution of this Release), arising in connection with or resulting from Enron’s filing under chapter 11 of the Bankruptcy Code and the transactions contemplated by the Enron Plan;

EXHIBIT B

     (iii) the direct or indirect transfer, sale, distribution, conveyance or any other act that results in a reduction in stock participation by Enron or any of its Affiliates of shares of, or any instrument or certificate representing an interest in, capital stock of Transwestern, Ponderosa, EPCA or EACH, in each case in connection with the Enron Plan, to the extent such Claims in any manner relate to, arise out of or in connection with the Enron Parties’ and their respective Affiliates’ direct or indirect investment or participation in TGS and/or CIESA;

     (iv) the resolution of the dispute described in paragraph (I) of the recitals of the Master Settlement Agreement, which resolution may address, among other things, both the management and disposition of the assets held by Ponderosa, to the extent such Claims in any manner relate to, arise out of or in connection with the Enron Parties’ and their respective Affiliates’ direct or indirect investment or participation in TGS and/or CIESA; and

     (v) any actions taken by ENARGAS, including the termination of the License, relating to, in connection with or as a result of (A) any actions described in clauses (i) through (iv) above and/or (B) any actions taken by Enron or the Enron Parties pursuant to and in accordance with the Master Settlement Agreement.

The Parties hereby acknowledge and agree that the waiver, release and discharge provided for herein (a) shall not be construed as imposing any indemnity or payment obligation on any Party or on their Affiliates; (b) shall be solely applicable to the matters described herein; and (c) shall not be interpreted as or otherwise intended to be a release of any rights, remedies or obligations the Parties may have against any other Party and/or any Affiliates of the other Party arising out of, related to or in connection with any contracts, agreements or other arrangements, other than as expressly provided herein.

     1.2 Consequences of Release. The consequences of the foregoing irrevocable waiver, release and discharge have been explained to Petrobras and the Petrobras Parties by their legal, tax and financial advisors. Petrobras and each of the Petrobras Parties acknowledges that it may hereafter discover facts different from, or in addition to, those that it now knows or believes to be true with respect to the Claims, and agrees that this Release and the irrevocable waivers, releases and discharges contained herein shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts, except to the extent that the discovery of such facts was delayed or hindered by dolo (as defined under Argentine law) by a Party. Petrobras and each of the Petrobras Parties agree that in the event of a conflict between the provisions of this Release and the provisions of the Master Settlement Agreement, the provisions which provide Transwestern and the Transwestern Parties the broadest and most beneficial release of Claims, as determined by Enron in its sole discretion, shall govern.

     1.3 Waiver of Benefit of Conflicting Law. To the extent Applicable Law would not otherwise recognize the provisions of Section 1.1 as constituting a full, final and irrevocable waiver, release and discharge applying to all unknown and unanticipated Claims, as well as those

EXHIBIT B

now known or disclosed, Petrobras and each of the Petrobras Parties hereby expressly waives all rights or benefits which it may have now or in the future under any such Applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

     Each of the Petrobras Parties represents and warrants to Transwestern that the representations and warranties contained in Article 2 of the Master Settlement Agreement with respect to it (after giving effect to this Release) are true and correct at and as of the date hereof as if made at and as of the date hereof (except as the same may expressly relate to an earlier date), and are hereby incorporated herein by reference as representations and warranties of it to the same extent as if such representations and warranties were specifically set forth in full herein and made by it on the date hereof. To the knowledge and belief of Petrobras and each of the Petrobras Parties, after due inquiry, no Applicable Law to which it is subject restrains, prevents or imposes materially adverse conditions upon its execution, delivery and performance of this Release in accordance with the terms and conditions set forth herein and in the Master Settlement Agreement. Petrobras and each of the Petrobras Parties further acknowledges that: (i) it has relied on its own independent investigation and has not relied on any information or representations furnished by Transwestern or any of its Related Parties or any of their respective representatives or agents with respect to the Guaranty or the Operative Agreements or any other matter in determining whether or not to execute and deliver this Release; (ii) it has conducted its own due diligence, including a review of the Guaranty and Applicable Law in connection therewith, as well as undertaken the opportunity to review information, ask questions and receive satisfactory answers concerning the Guaranty, the Master Settlement Agreement and the terms and conditions of this Release; and (iii) it possesses the knowledge, experience and sophistication to allow it to fully evaluate and accept the merits and risks of entering into the transactions contemplated by the Master Settlement Agreement and this Release. Petrobras and each of the Petrobras Parties represents and warrants that they are the only Persons who, to its knowledge, has any interest in any Claims released hereby and that none of such Claims, nor any part thereof, have been assigned, granted or transferred in any way to any Person.

ARTICLE III

TERMINATION OF GUARANTY

     3.1 Effect. Subject to entry of the Final Order by the Bankruptcy Court, each of the Petrobras Parties hereby agrees that upon the execution and delivery of this Release to Transwestern, automatically and immediately without further action by the Petrobras Parties or Transwestern or any other Party, (a) the Guaranty and each of the agreements, covenants and other undertakings made in respect thereof shall be terminated and of no further force or effect, (b) Transwestern shall have no obligation or liability whatsoever under the Guaranty and (c) the Transwestern Parties shall be fully and finally irrevocably released in accordance with Section 1.1 hereof. Simultaneously with the execution of this Release, the Petrobras Parties shall deliver to Transwestern one original counterpart of the Guaranty and represent and warrant to the

EXHIBIT B

Transwestern Parties that it is the only original counterpart held by them and their Affiliates. Notwithstanding any provision to the contrary in the Master Settlement Agreement, this Release shall remain in full force and effect notwithstanding the termination of the Master Settlement Agreement in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

     4.1 Further Assurances. From time to time, upon request, Petrobras and each of the Petrobras Parties shall, without further consideration, promptly execute, deliver, acknowledge and file all such further documents, agreements, certificates and instruments, as applicable, and do such further acts as the Persons entitled to the benefit of this Release may reasonably require to more effectively evidence or effectuate the transactions contemplated by this Release.

     4.2 Intended Beneficiaries. To the extent that this Release inures to the benefit of Persons not signatories hereto as set forth in Article I, such Persons (and only such Persons) shall be deemed to be intended beneficiaries and this Release is hereby declared to be made in and for their respective benefits and uses. In the case of the Transwestern Parties, all rights and benefits under this Release shall be deemed irrevocably acknowledged and accepted upon execution of this Release by Transwestern. This Release is an irrevocable, complete and definitive agreement and obligation of Petrobras and each of the Petrobras Parties, not subject to and not requiring any form of acceptance by any Transwestern Party that is not a signatory of this Release and therefore Petrobras and each of the Petrobras Parties irrevocably waives, releases, surrenders and discharges any right under Applicable Law to revoke, terminate or otherwise amend this Release with respect to any of the Transwestern Parties as a result of lack of acceptance to the rights and benefits arising under this Release. None of Petrobras nor the Petrobras Parties shall have the right to request from Enron and/or any other Person (including, without limitation, EPCA) the granting by Enron, Transwestern and/or any other Person of a new guaranty in replacement of the Guaranty.

     4.3 Governing Law. THIS RELEASE AND THE RIGHTS AND DUTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE REPUBLIC OF ARGENTINA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

     4.4 Arbitration. The Parties acknowledge and agree that any Dispute shall be finally settled by binding arbitration in accordance with the provisions set forth in Section 5.12 of the Master Settlement Agreement.

     4.5 Entire Agreement. This Release and the Master Settlement Agreement contain the entire agreement among Petrobras, the Petrobras Parties and the Transwestern Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter of this Release.

EXHIBIT B

     4.6 Severability. In case any provision of this Release shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Release shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by Applicable Law.

     4.7 Survival of Representations. All representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by Transwestern, and shall survive the Closing Date.

     4.8 Successors and Assigns. This Release shall be binding upon and inure to the benefit of Petrobras, the Petrobras Parties and each of the Transwestern Parties, respectively, and their respective successors and assigns.

     4.9 No Admission of Liability. Each of the parties hereto agrees that none of the communications (whether oral or in writing) between and/or among the parties, their counsel and/or their respective representatives relating to, concerning or in connection with, nor the execution and delivery of, this Release constitute an admission of any liability but constitute a compromise and settlement.

     4.10 Interpretation. For purposes of interpretation, this Release shall be deemed to have been jointly drafted by the Parties and no ambiguity in this Release shall be resolved against any Party by virtue of its participation in the drafting of this Release.

     4.11 Attorney’s Fees. Petrobras and the Petrobras Parties, on the one hand, and the Transwestern Parties, on the other hand, shall be responsible for the payment of (a) their own costs and expenses (including reasonable attorneys’ fees), and (b) all of their costs and expenses (including reasonable attorneys’ fees) in connection with the matters referred to in this Release.

     4.12 Captions. The captions of this Release are for convenience only and are not a part of this Release and do not in any way limit or amplify the terms and provisions of this Release and shall have no effect on its interpretation.

     4.13 Multiple Copies. This Release may be executed in seven or more copies, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. All pages of this Release (other than the signature pages) shall be initialed by, and the applicable signature page shall contain a complete signature of, an authorized officer of each of the Parties, duly certified by a notary public.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused a duly authorized representative to execute and deliver this Release as of the date first set forth above.

PETRÓLEO BRASILEIRO S.A.

By:
Name:
Title:

PETROBRAS ENERGíA S.A.

By:
Name:
Title:

PETROBRAS HISPANO ARGENTINA S.A.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED
as of the date first set forth above.

ENRON CORP.

By:
Name:
Title:

i

TRANSWESTERN PIPELINE COMPANY

By:
Name:
Title:

ENRON ARGENTINA CIESA HOLDING S.A.

By:
Name:
Title:

ENRON PIPELINE COMPANY ARGENTINA S.A.

By:
Name:
Title:

ii